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                                                                       EXHIBIT 1
[REPRESENTATION OF LOGO]
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       ECI
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     TELECOM
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                   SHLOMO DOVRAT NAMED CHAIRMAN OF ECI TELECOM

                      --Krish Prabhu Named Vice Chairman--

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PETAH TIKVA, ISRAEL, May 14, 2003, ECI Telecom Ltd. (Nasdaq: ECIL) announced today that David Ball has stepped down as chairman of the Board of ECI Telecom. Shlomo Dovrat, the former Vice Chairman, has been named Chairman of the Board and Krish Prabhu, currently a U.S.- based director and former CEO of Alcatel U.S., becomes Vice Chairman. Krish Prabhu and Colin Green are joining the Executive Committee of the Board. David Ball will remain with the Company as an advisor to the Board.

Commenting, David Ball said: "We have accomplished most of the goals we set for ECI when I was appointed as Chairman in December 2001. However, the next phase of the company's development needs a more hands on approach in both Israel and the USA which, because I am based in the U.K., I cannot provide. These changes to the Board will answer this need.

"Our overall position has improved considerably since I was appointed: we have a clear, focused and deliverable strategy and the Company has made excellent progress in internationalizing itself through an active and effective board. We have completed the business disposals necessary to allow the Company to focus on its core businesses and the internal reorganization and transformation necessary to deliver the strategy. Perhaps most important in the current environment, we have built a strong balance sheet and enjoy positive cash flow. I am pleased with our comparative competitor performance in what has been and continues to be a difficult market. I am also pleased with our customer's view of ECI: its technology, responsiveness and product reliability. It is therefore an appropriate time to hand over the Chairmanship to Shlomo Dovrat. I will continue to work for the success of the business as advisor to the board and I look forward to continuing progress."

Shlomo Dovrat said, "David has made a substantial and valuable contribution to ECI's progress over the last 18 months. His leadership and experience were key factors in putting ECI on a new path and we greatly appreciate his role. I hope to continue these efforts and, together with Krish, Colin and the rest of the board, will continue to work with the capable management of ECI in order to develop a truly world class company. We will focus on regenerating growth despite the challenging environment, by concentrating on our core businesses, developing leading edge products, entering new markets and pursuing new opportunities. ECI's loyal and supportive customer base and outstanding employees give me confidence that we can succeed."

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SHLOMO DOVRAT joined the board in December 2001. He is a veteran industrialist and the founder of several companies that have traded on NASDAQ. He is currently Co-Founder and General Partner at Carmel Ventures, a prominent Israeli venture capital fund.

KRISH PRABHU, appointed as a director in June 2002, is a recognized expert and a 20+ year veteran of the telecommunications industry. He was Chief Operating Officer of Alcatel and CEO of Alcatel USA. Prior to Alcatel, Prabhu was head of research and development at Rockwell International's Network Systems Transmission Division.

COLIN GREEN, who joined the board in June 2002, has held senior positions with British Telecom including Group Commercial Director and Secretary and Chief Legal Advisor and was a member of BT's principal committees, (including BT's Executive Committee, Investment Committee and its Strategy and performance review committee).

During the first quarter of 2003 ECI welcomed Yocheved (Yochi) Dvir to its Board of Directors. Ms. Dvir will serve as Chairperson of the Company's Audit Committee. She has been a senior executive at the Migdal Group, one of Israel's foremost insurance groups, and serves on the boards of several other Israeli companies.



ABOUT ECI TELECOM
ECI Telecom provides advanced, telecommunications solutions to leading carriers and service providers, worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions, ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to easily introduce new revenue-generating services. ECI has pioneered key technologies including voice compression, SDH, DSL, and has enabled the establishment of global networks. ECI specializes in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions.

Certain statements contained in this release may contain forward-looking information with respect to plans, projections, or future performance (including guidance on future financial performance) of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, the slowdown in expenditures by telecom service providers, the ability to return to profitability, product and market acceptance risks, the impact of competitive pricing, product development, commercialization and technological difficulties, as well as risks related to operations in Israel, fluctuations in quarter and annual results of operations and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Investor Relations, ECI Telecom:
Israel: Daniel Chertoff +(972)-3-926-6255 email: daniel.chertoff@ecitele.com Kim Kelly: +(972)-3-926-6092 email: kim.kelly@ecitele.com

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